                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                            DECEMBER 31,
                                                       -----------------------
                                                        1996    1995    1994
                                                       ------- ------- -------
Earnings:
  Pre-tax income (loss)............................... $ 5,092 $   639 $(1,778)
  Add:
    Interest and fixed charges........................  29,277  14,481   5,457
    Portion of rent under long-term operating leases         0       0       0
     representative of an interest factor............. ------- ------- -------
  Total earnings available for fixed charges..........  34,369  15,120   3,679
                                                       ------- ------- -------
Fixed charges:
    Interest and fixed charges........................  29,277  14,481   5,457
    Portion of rent under long-term losses                   0       0       0
     representative of an interest factor............. ------- ------- -------
  Total fixed charges.................................  29,277  14,481   5,457
                                                       ------- ------- -------
  Deficiency in earnings to cover fixed charges.......     --      --    1,778
  Ratio of earnings to fixed charges..................    1.17    1.04
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